Exhibit 10.11

Ingredion Incorporated

Stock Incentive Plan

2019 Performance Share Award Agreement

Ingredion Incorporated (the “Company”) has granted you an award of Performance Shares (the “Award”) under the Ingredion Incorporated Stock Incentive Plan (the “Plan”).  This Award represents the right to receive shares of Company Common Stock in the future.  The grant date of the Award and the number of Performance Shares covered by this Award are set forth in the document you have received entitled “Notice of Grant of Performance Shares.”  The Notice of Grant of Performance Shares and this Performance Shares Award Agreement collectively constitute the Agreement relating to the Award.  This Award Agreement and the Plan together govern your rights under the Award and the Plan and set forth all of the conditions and limitations affecting such rights.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, except as otherwise expressly provided in the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Grant

1.    Performance Period.  The Performance Period commences on January 1, 2019, and ends on December 31, 2021.

2.    Grant Date.  February 8, 2019.

3.    Value of Performance Shares.  Each Performance Share shall represent and have a value equal to one share of Common Stock as detailed herein.

4.    Achievement of Relative Total Shareholder Return.

(a)  One-half of the number of Performance Shares to be earned under this Agreement shall be based upon the achievement of the Company’s pre-established Relative Total Shareholder Return (“TSR”) percentile ranking performance goal as approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) for the Performance Period (such Performance Shares, the “TSR Shares”), based on the following chart:

Total Shareholder Return

Payout Level	TSR Percentile Ranking Goal	Percent of TSR Shares Earned
Maximum	≥75th	200%
Target	50th	100%
Threshold	25th	50%
Below Threshold	<25th	0%

Linear interpolation shall be used to determine the percent of TSR Shares earned in the event the Company’s TSR Percentile Rank does not fall directly on one of the ranks listed in the above chart.

(b)       For this purpose, TSR shall be determined as follows:

TSR	=	Change in Stock Price + Dividends Paid Beginning Stock Price

(i)         “Beginning Stock Price” shall mean the average of the Daily Averages for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;

(ii)        “Change in Stock Price” shall mean the difference between the Beginning Stock Price and the Ending Stock Price, which may be positive or negative;

(iii)       “Daily Average” shall mean the average of the high and low stock prices on the applicable stock exchange of one share of common stock for a particular trading day;

(iv)       “Dividends Paid” shall mean the total of all dividends paid on one (1) share of common stock during the applicable calendar quarter(s) during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter; and

(v)        “Ending Stock Price” shall mean the average of Daily Averages for each of the last twenty (20) trading days of the Performance Period.

(c)       Following the TSR determination, the Company’s percentile rank against the “Peer Group” shall be determined.  Once the Company’s percentile rank is determined, the Performance Shares to be awarded shall then be determined based on the chart in Section 4(a).

(d)      “Peer Group” shall mean the companies listed below, categorized by industry. If two companies in the Peer Group merge, or one is acquired, the new company will be included in the Peer Group.  If a company merges with a company not in the Peer Group, the company will be removed, and its TSR will not be included as part of the Peer Group.

AAK AB (publ.)	Kerry Group plc
Albemarle Corporation	Koninklijke DSM N.V.
Archer-Daniels-Midland Company	McCormick & Company, Incorporated
Balchem Corporation	Novozymes A/S
Bemis Company, Inc.	Nutrien
Celanese Corporation	Sealed Air Corporation
Crown Holdings, Inc.	Sensient Technologies Corporation
Ecolab Inc.	Symrise AG
Givaudan SA	Tate & Lyle plc
Huntsman Corporation	The Mosaic Company
Innophos Holdings, Inc.	W. R. Grace & Co.
International Flavors & Fragrances Inc.

5.    Achievement of Return on Invested Capital.

(a)  One-half of the number of Performance Shares to be earned under this Agreement shall be based upon the achievement of the Company’s three-year average annual Return on Invested Capital (“ROIC”) goal as approved by the Committee for the Performance Period (such Performance Shares, the “ROIC Shares”), based on the following chart:

Return on Invested Capital

Payout Level	Average ROIC Goal	Percent of ROIC Shares Earned
Maximum	X% or more	200%
Target	X%	100%
Threshold	X%	50%
Below Threshold	Less than X%	0%

Linear interpolation shall be used to determine the percent of ROIC Shares earned in the event the Company’s three-year average annual ROIC does not fall directly on one of the average ROIC goal percentages listed in the above chart.

(b)  For this purpose, ROIC shall be determined as follows:

ROIC	=	Net Operating Profit after Taxes Average Net Debt + Equity

6.   Termination Provisions.  Except as provided below, the Participant shall be eligible for payment of awarded Performance Shares, as determined in Sections  4 and 5, only if the Participant’s employment with the Company continues through the end of the Performance Period.

If the Participant’s employment with the Company terminates after the first year and prior to the end of the Performance Period by reason of (i) death, (ii) retirement on or after (a) age 65, (b) age 62 with a minimum of 5  years of continuous employment or service with the Company or (c) age 55 with a minimum of 10 years of continuous employment or service with the Company or (iii) the occurrence of such Participant’s Disability Date, subject to the Committee’s approval, a pro-rated payment will be provided at the end of the Performance Period of all or any portion of the Award which would have been paid to such Participant for such Performance Period, based on the attainment of actual performance results.

Upon termination of employment prior to the end of the Performance Period under any other circumstances, the Committee, in its sole discretion and taking into consideration the performance of the Participant and the performance of the Company during the Performance Period, may authorize the payment to the Participant (or his legal representative) at the end of the Performance Period of all or any portion of the Award which would have been paid to the Participant for such Performance Period, based on the attainment of actual performance results..

If the Participant’s employment with the Company terminates for any other reason prior to the end of the Performance Period, then the award which is subject to such Performance Period on the effective date of the Participant’s termination of employment shall, except as otherwise authorized by the Committee pursuant to the preceding paragraph, be forfeited to and cancelled by the Company.

7.    Dividends.  The Participant shall have no right to any dividends which may be paid with respect to shares of Common Stock until any such shares are paid to the Participant following the completion of the Performance Period.

8.    Form and Timing of Payment of Performance Shares.

(a)       Except as provided in Section 6, the payment of the Award shall be made to the Participant no later than two and one-half months after the end of the Performance Period.  Payment of the Performance Shares awarded shall be made subject to the following:

(i)         The Participant shall have no rights with respect to the Award until such Award shall be paid to such Participant.

(ii)        If the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee, in its sole discretion, determines was or is harmful to the Company, any unpaid Award will be forfeited by the Participant.

(b)       Performance Shares awarded, if any, will be paid out only in shares of Common Stock.  Notwithstanding the foregoing, if the Participant is resident or employed outside of the United States, the Company may, in its sole discretion, settle the Award in the form of a cash payment, to the extent settlement in shares of Common Stock: (i) is prohibited under local law; (ii) would require the Participant, the Company and/or its Subsidiaries or affiliates to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different); (iii) would result in adverse tax consequences for the Participant or the Company; or (iv) is administratively burdensome.  Alternatively, the Company may, in its sole discretion, settle the Performance Shares in the form of shares of Common Stock but require the Participant to sell such shares immediately or within a specified period following the Participant’s termination of employment (in which case, this Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).

(c)       Subject to the terms of the Ingredion Incorporated Supplemental Executive Retirement Plan, the Participant may defer receipt of all or any portion of the Performance Shares awarded hereunder, upon such terms and conditions stated in the deferral election form prescribed by the Company, by filing such written election with the Senior Vice President of Human Resources of the Company no later than six months prior to the termination of the Performance Period, provided such election is made in a manner which complies with the requirements of Code Section 409A and/or other applicable laws. Deferrals may only be made into the Ingredion Incorporated phantom unit investment option under the Ingredion Incorporated Supplemental Executive Retirement Plan or a successor to that investment option.

9.    Nontransferability.  Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

10.  Income Tax and Social Insurance Contribution Withholding.  Prior to the issuance or delivery of any shares of Common Stock in settlement of the Performance Shares, the Company or the Subsidiary or affiliate that employs the Participant (the “Employer”) (if applicable) shall have the right to require the Participant to pay any U.S. Federal, state, local or other taxes (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) (“Tax-Related Items”)

which may be required to be withheld or paid in connection with the Performance Shares.  Such obligation shall be satisfied either:

(a)         by the Company by withholding whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Performance Shares (the “Tax Date”), or by the Company or Employer withholding an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation; or

(b)        by the Participant by any of the following means: (A) a cash payment to the Company or the Employer in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, equal to the amount necessary to satisfy any such obligation, or (D) any combination of (A), (B) and (C).

Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the Participant shall pay the remaining amount in cash.

Regardless of any action the Company or the Employer (if applicable) takes with respect to any or all Tax-Related Items, the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the shares of Common Stock issued upon settlement of the Award, and (ii) do not commit to structure the terms of the Award (or any aspect of the Performance Shares) to reduce or eliminate the Participant’s liability for Tax-Related Items.

11. Participant Data Privacy.  The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company (and/or the Employer, if applicable) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, residence registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or Morgan Stanley Smith Barney LLC, or any successor.  These third-party recipients may be located in the Participant’s country or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Corporate Human Resources.

The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Corporate Human Resources.

The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact Corporate Human Resources.

Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will be unable to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

12.  Administration.  This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

13.  Clawback Policy.  This Agreement and the Performance Shares are subject to the Company’s Policy on Recoupment of Incentive Compensation and any similar policy or policies that have been or may be adopted by the Company.

14.  Miscellaneous.

(a)        Change in Control.  Notwithstanding the effect that Section 5.8(a)(1) of the Plan would otherwise have, unless otherwise determined by the Committee, in the event of a Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan  in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act (and, for the avoidance of doubt, not in the event of a Change in Control to which Section 5.8(a)(2) of the Plan applies), the Performance Period will be deemed to have lapsed, the Performance Measures shall be deemed satisfied at the target level, the Performance Shares will be considered earned and the Target Performance Share Award amount will be paid out in accordance with the Plan as a result of such Change in Control upon the earlier to occur of (i) your continued employment or service through (i) the last day of the Performance Period, and (ii) the termination of your employment with the Company or any of its Subsidiaries or affiliates for Good Reason, or the termination of your employment by the Company or any of its Subsidiaries or affiliates without Cause, within two years following such Change in Control (the “Protection Period”). Such deemed earned Performance Shares shall be paid out as soon as practicable following the last day of the Performance Period or your termination of employment following such Change in Control.  In the event of such Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, there shall be substituted for each share of Common Stock relating to the Performance Shares the number, type and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control.

For purposes of the foregoing, “Good Reason” shall mean:

(i)    There has occurred a material reduction by the Company, a Subsidiary or affiliate in your base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii)   The Company, a Subsidiary or affiliate, without your written consent, has required you to be relocated anywhere in excess of thirty-five (35) miles from your office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company, a Subsidiary or affiliate to an extent substantially consistent with your business travel obligations immediately before the beginning of the Protection Period; or

(iii)  The Company or a Subsidiary has reduced in any manner which you reasonably consider important your title, job authorities or responsibilities immediately before the beginning of the Protection Period.

You may exercise your right to terminate your employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. However, the Company shall have thirty (30) days to “cure,” such that the circumstances constituting such Good Reason are eliminated.  Your employment shall terminate at the end of such thirty (30)-day period only if the Company has failed to cure such circumstances constituting the Good Reason. Your termination of employment within a Protection Period shall be for Good Reason if one of the occurrences specified in this Section 14 shall have occurred (and subject to the cure provision of the immediately preceding paragraph), notwithstanding that you may have other reasons for terminating employment, including employment by another employer which you desire to accept.

(b)        Continuation of Employment.  The selection of any employee for participation in the Plan and this Agreement shall not give such Participant any right to be retained in the employ of the Company or the Employer (as the case may be). The right and power of the Company and/or the Employer to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions and provisions of the Plan that affect the Participant have been complied with as specified herein.

(c)         Nature of the Award.  In accepting the Award, the Participant acknowledges that: (1) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement; (2) the grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past; (3) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (4) the Participant’s participation in the Plan is voluntary; (5) the Performance Shares and any shares of Common Stock subject to the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (6) the grant of Performance Shares is provided for future services to the Company and its affiliates and is not under any circumstances to be considered compensation for past services; (7) in the event that the Participant is an employee of an affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company or an employment contract with the affiliate or Subsidiary that is the Participant’s employer; (8) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (9) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Performance Shares or diminution in value of the Performance Shares or the shares of Common Stock, and the Participant irrevocably releases the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; (10) in the event of involuntary termination of the Participant’s employment, the Participant’s right to receive Performance Shares and/or shares of Common Stock under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, the Participant’s right to earn the Performance Shares after such termination of employment, if any, will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law; and (11) if the Participant is resident or employed outside the United States, neither the Company nor any of its Subsidiaries or affiliates shall be liable for any change in the value of the Performance Shares, the amount realized upon settlement of the Performance Shares or the amount realized upon a subsequent sale of any shares of Common Stock, resulting from any fluctuation of the United States Dollar/local currency exchange rate.

(d)         Application of the Law.  This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)         Amendments to Conform to Law.  Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Board may amend the Plan or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

(f)         Right to Amend or Terminate Agreement.  With the approval of the Board, the Committee may terminate, amend, or modify this Agreement; provided, however, that no such termination, amendment, or modification of this Agreement may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent.

(g)        Governing Law.  To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

(h)         Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

(j)         Waiver. The Participant understands that the waiver by the Company with respect to the Participant’s compliance with any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach of such party of a provision of this Award Agreement.

(j)         Not a Public Offering in Non-U.S. Jurisdictions.  If the Participant is resident or employed outside of the United States, neither the grant of the Performance Shares under the Plan nor the issuance of the underlying shares of Common Stock is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law. No employee of the Company is permitted to advise the Participant on whether he or she should accept a grant of Performance Shares under the Plan or provide the Participant with any legal, tax or financial advice with respect to the grant of Performance Shares. Before deciding to accept the grant of Performance Shares, the Participant should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the Plan or the disposition of them. Further, the Participant should carefully review all of the materials related to the Performance Shares and the Plan, and the Participant should consult with his or her personal legal, tax and financial advisors for professional advice in relation to the Participant’ personal circumstances.

(k)        Insider Trading/Market Abuse Laws.  The Participant acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stick, rights to shares of Common Stock or rights linked to the value of shares of Common Stock during such times the

Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any restrictions and the Participant is advised to speak to his or her personal advisor on this matter.

(l)         Compliance with Local Law.  If the Participant is resident or employed outside of the United States, as a condition to the grant of the Award, the Participant agrees to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Company’s Subsidiaries and affiliates, as may be required to allow the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

(m)       Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares or other awards granted to the Participant under the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

(n)        English Language.  If the Participant is resident and/or employed outside of the United States, the Participant acknowledges and agrees that it is the Participant’s express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Shares, be drawn up in English.  If the Participant has received the Agreement, the Plan or any other documents related to the Performance Shares translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(o)        Addendum to Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Performance Shares shall be subject to such special terms and conditions for the Participant’s country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”).  Further, if the Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Performance Shares and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).  The Addendum shall constitute part of this Agreement.

(p)         Additional Requirements.  The Company reserves the right to impose other requirements on the Performance Shares, any shares of Common Stock acquired pursuant to the Performance Shares, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Ingredion Incorporated

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Ingredion Incorporated

Addendum to the Performance Share Award Agreement

In addition to the terms of the Plan and the Award Agreement, the Performance Shares are subject to the following additional terms and conditions.  All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Award Agreement.  Pursuant to Section 13(n) of the Award Agreement, if the Participant transfers residence and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”)

Data Privacy.  If you reside and/or perform services in the EU/EEA, Section 13 of the Award Agreement shall be replaced with the following:

The Company, with its registered address at 5 Westbrook Corporate Center, Westchester, IL 60154, U.S.A., is the controller responsible for the processing of your personal data by the Company and the third parties noted below. You should review the following information regarding the Company’s data processing practices.

(a)    Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personally-identifiable information about you for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Restricted Stock Units or any entitlement to shares of Common Stock awarded, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer (“Personal Data”). In granting the Award under the Plan, the Company will collect Personal Data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of Personal Data is the necessity of the processing for the Company to perform its contractual obligations under this Award Agreement and the Plan and the Company’s legitimate business interests of managing the Plan, administering employee equity awards and complying with its contractual and statutory obligations.

(b)    Stock Plan Administration Service Provider. The Company transfers Personal Data to Morgan Stanley Smith Barney LLC and/or its affiliates, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan.  In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for you to receive and trade shares of Common Stock. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan. The processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan.

(c)    International Data Transfers.  The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. Alternatively, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission. Personal Data will be transferred from the EU/EEA to the Company and onward from the Company to any of its service providers based on the EU Standard Contractual Clauses or, if applicable, registration with the EU-U.S. Privacy Shield program. You may request a copy of such appropriate safeguards by contacting your local human resources department.

(d)    Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)    Data Subject Rights. You may have a number of rights under data privacy laws in your country. For example, your rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing Personal Data, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data.  To receive clarification regarding your rights or to exercise the your rights, you may contact your local human resources department.

ARGENTINA

Securities Law Information.  The Performance Shares and any shares of Common Stock to be issued pursuant to the vesting of the Performance Shares are offered as a private transaction.  This offering is not subject to supervision by any Argentine governmental authority.

AUSTRALIA

1.          Shareholder Approval Requirement.  Notwithstanding any provision in the Award Agreement to the contrary, the Participant will not be entitled to, and shall not claim, any benefit under the Plan (including, without limitation, a legal right as set forth in Section 5 of the Award Agreement) if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.  Further, the Company's affiliate in Australia is under no obligation to seek or obtain the approval of its shareholders for the purpose of overcoming any such limitation or restriction.

2.          Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

BRAZIL

1.          Labor Law Acknowledgment.  The Participant agrees that (i) the benefits provided under the Award Agreement and the Plan are the result of commercial transactions unrelated to the Participant’s employment; (ii) the Award Agreement and the Plan are not a part of the terms and conditions of the Participant’s employment; and (iii) the income from the vesting of the Performance Shares, if any, is not part of the Participants remuneration from employment.

2.          Compliance with Law.  By accepting the Performance Shares, the Participant agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the settlement of the Performance Shares, the receipt of dividends and/or the sale of shares of Common Stock acquired under the Plan.

CANADA

1.          Settlement in Shares of Common Stock.  Notwithstanding anything to the contrary in the Award Agreement, Addendum or the Plan, the Participant’s Award shall be settled only in shares of Common Stock (and may not be settled in cash).

2.          Securities Law Information.  You acknowledge and agree that you will only sell shares of Common Stock acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed. Currently, the shares of Common Stock are listed on the New York Stock Exchange.

3.          Use of English Language.  The Participant acknowledges and agrees that it is the Participant’s express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Le Participant reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

4.          Data Privacy. The following provision supplements Section 10 of the Award Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any of its Subsidiaries and the Committee or its delegate to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any of its Subsidiaries to record such information and to keep such information in the Participant’s employee file.

CHILE

Private Placement.  The following provision shall supplement Section 14(j) of the Award Agreement:

The grant of the Performance Shares hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)   The starting date of the offer will be the Grant Date (as defined in the Award Agreement), and this offer conforms to General Ruling no. 336 of the Chilean Commission for the Financial Market;

b)   The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Commission for the Financial Market, and therefore such securities are not subject to its oversight;

c)   The issuer is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Commission for the Financial Market; and

d)   The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.

a)    La fecha de inicio de la oferta será el de la fecha de otorgamiento (o “grant date”, según este término se define en el documento denominado “Award Agreement”) y esta oferta se acoge a la norma de Carácter General n° 336 de la Comisión para el Mercado Financiero Chilena;

b)   La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Comisión para el Mercado Financiero Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;

c)   Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en Chile información pública respecto de esos valores; y

d)   Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.

CHINA

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion:

1.          Exchange Control Approval.  The vesting of the Performance Shares is conditioned upon the Company securing all necessary approvals from the China State Administration of Foreign Exchange (“SAFE”) to permit operation of the Plan.

2.          Exchange Control Restrictions.  The Participant understands and agrees that, to facilitate compliance with exchange control requirements, the Participant is required to hold the shares of Common Stock received upon settlement of the Performance Shares with the Company’s designated brokerage firm until the shares of Common Stock are sold. Further, the Participant understands and agrees that the Participant will be required to immediately repatriate to China dividends and proceeds from the sale of any shares of Common Stock acquired under the Plan.

The Participant also understands and agrees that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Subsidiary, and the Participant hereby consents and agrees that dividends and proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by the Company on the Participant’s behalf prior to being delivered to the Participant and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future to facilitate compliance with exchange control requirements in China. The Participant acknowledges and agrees that the processes and requirements set forth herein shall continue to apply following the Participant’s termination.

Notwithstanding anything to the contrary in the Plan or the Award Agreement, in the event of the Participant’s termination of employment for any reason, outstanding Performance Shares will be cancelled and the Participant will be required to sell all shares of Common Stock issued pursuant to the Plan no later than 120 days after the Participant’s employment termination date (or such shorter period as may be required by the SAFE or the Company) (the “Mandatory Sale Date”), and repatriate the sales proceeds to China in the manner designated by the Company. The Participant understands that any shares of Common Stock the Participant holds under the Plan that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on the Participant’s behalf pursuant to this authorization without further consent).

3.          Administration.  Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses the Participant may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement and the Performance Shares in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

The above requirements will not apply to non-Chinese nationals, unless otherwise required by the Company or by SAFE.

COLOMBIA

Securities Law Information. The shares of Common Stock are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the shares of Common Stock may not be offered to the public in Colombia. Nothing in the Award Agreement should be construed as making a public offer of securities in Colombia.

GERMANY

No country-specific provisions.

JAPAN

No country-specific provisions.

MEXICO

1.          Commercial Relationship.  The Participant expressly recognizes that participation in the Plan and the Company’s grant of Performance Shares do not constitute an employment relationship between the Participant and the Company.  The Participant has been granted the Performance Shares as a consequence of the commercial relationship between the Company and the Company’s affiliate in Mexico that employs the Participant, and the Company’s local affiliate in Mexico is the Participant’s sole employer.  Based on the foregoing, (a) the Participant expressly recognizes that the Plan and the benefits the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Company’s affiliate in Mexico that employs the Participant, (b) the Plan and the benefits the Participant may derive from the Participant’s participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s affiliate in Mexico that employs the Participant, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company’s affiliate in Mexico that employs the Participant.

2.          Extraordinary Item of Compensation.  The Participant expressly recognizes and acknowledges that participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Participant’s free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Award Agreement and this Addendum.  As such, the Participant acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability.  The value of this Award is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any.  This Award is not part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

PAKISTAN

No country-specific provisions.

PERU

1.          Labor Law Acknowledgement.  By accepting the grant of Performance Shares, the Participant acknowledges, understands and agrees that the Performance Shares are being granted ex gratia to the Participant with the purpose of rewarding the Participant.

2.          Securities Law Information.  The grant of Performance Shares is considered a private offering in Peru; therefore, it is not subject to registration.  For more information concerning this offer, please refer to the Plan, the Award Agreement and any other grant documents made available to the Participant by the Company.

SINGAPORE

Securities Law Information.  The grant of the Award under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”).  The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore.  Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply.  The Participant should note that, as a result, the Award is subject to section 257 of the SFA and the Participant will not be able to make: (a) any subsequent sale of the shares of Common Stock underlying the Award in Singapore; or (b) any offer of such subsequent sale of the shares of Common Stock subject to the Award in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

SOUTH AFRICA

1.          Exchange Control Obligations.  The Participant is solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.  As the Exchange Control Regulations change frequently and without notice, the Participant should consult the Participant’s legal advisor prior to the acquisition or sale of shares of Common Stock under the Plan to ensure compliance with current Exchange Control Regulations.  Neither the Company nor any of its Subsidiaries or affiliates will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws.

2.          Securities Law Information and Acceptance of the Performance Shares.  Neither the Performance Shares nor the underlying shares of Common Stock shall be publicly offered or listed on any stock exchange in South Africa.  The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

The Performance Shares offer must be finalized on or before the 60th day following the Grant Date.  If the Participant does not want to accept the Performance Shares, the Participant must decline the Performance

Shares no later than the 60th day following the Grant Date.  If the Participant does not decline the Performance Shares on or before the 60th day following the Grant Date, the Participant will be deemed to accept the Performance Shares.

SOUTH KOREA

Employee Data Privacy.  By accepting this Award Agreement:

1.    The Participant agrees to the collection, use, processing and transfer of Data as described in Section 11 of the Award Agreement; and

2.    The Participant agrees to the processing of the Participant’s unique identifying information (resident registration number) as described in Section 11 of the Award Agreement.

THAILAND

No country-specific provisions.

UNITED ARAB EMIRATES

Securities Law Information.  The Plan and the Award Agreement are intended for distribution only to certain participants as selected by the Company and must not be delivered to, or relied on by, any other person.  The Participant should conduct his or her own due diligence on the Company’s shares of Common Stock.  If the Participant does not understand the contents of the Plan and the Award Agreement, the Participant should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan.  Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Award Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

1.          Tax-Related Items.  Without limiting the effect of Section 10 of the Award Agreement, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer or Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply.  In the event that the Participant is a director or executive officer of the Company and the income tax is not collected from or paid by the Participant within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable.  The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and the Employer will hold the Participant liable for the amount of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant at any time thereafter by any of the means referred to in Section 9 of the Award Agreement.

2.          Exclusion of Claim.  The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to the Award, whether or not as a result of the termination of the Participant’s employment with the Company or its Subsidiaries or affiliates for any reason whatsoever (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award.  Upon the grant of the Performance Shares, the Participant shall be deemed irrevocably to have waived any such entitlement.

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